UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 14, 2007
Date of Report (Date of earliest event reported)

Millennium Cell Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-31083	22-3726792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Industrial Way West
Eatontown, New Jersey 07724
(Address of principal executive offices)

(732) 542-4000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On December 14, 2007 Millennium Cell Inc. (the “Company”) entered into a letter agreement with Portside Growth & Opportunity Fund, a holder of the Company’s Series C2 Convertible Preferred Stock, par value $0.001 per share (the “Series C2 Preferred Stock”), pursuant to which the Company agreed to, between the date of such letter agreement and February 28, 2008, deliver Company Interim Conversion Election Notices (as such term is defined in the Certificate of Designations of the Series C2 Preferred Stock) to convert 100% of such holder’s shares (approximately $600,000 in total) of Series C2 Preferred Stock into shares of the Company’s common stock.

As provided in the Certificate of Designations of the Series C2 Preferred Stock, the closing sale price for the Company’s common stock on the date immediately preceding the date of each Company Interim Conversion Election Notice must be at least 114% of the applicable conversion price (if the applicable closing sale price is $1.25 or less) or 108% of the applicable conversion price (if the applicable closing sale price is greater than $1.25).

Under the letter agreement, the Company also agreed it would not deliver Company Interim Conversion Election Notices to effect aggregate conversions of more than $150,000 of Series C2 Preferred Stock during any 10 consecutive trading day period.

The foregoing summary is qualified in its entirety by the full text of the letter agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 hereto.

Item 9.01.    Financial Statements and Exhibits.

(d)   Exhibits.

10.1	Letter agreement entered into by the Company and Portside Growth & Opportunity Fund on December 14, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Millennium Cell Inc.

Date: December 17, 2007	By:	/s/ John D. Giolli
Name: John D. Giolli, CPA Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter agreement entered into by the Company and Portside Growth & Opportunity Fund on December 14, 2007.